BROWN BROTHERS HARRIMAN & CO.
                                 Code of Ethics

To: The Partners, Executives and Employees of all offices of Brown Brothers Harriman & Co.

As you know, the firm has long prided itself on having an unusually dedicated group of Employees whose honesty, integrity, high personal standards and quest for excellence have earned the firm a high level of public trust. The preservation of that trust continues to be of paramount importance to us all.

We live, however, in a changing world. New laws and regulations, whose intent is frequently unclear, as well as the ambiguities that inevitably result from the increasing complexity of the markets in which we deal, sometimes make it difficult to discern the proper course of action in a particular situation.

In light of this, we have developed this Code of Ethics. The Code identifies the particular responsibilities that each of us must assume to merit public confidence in a manner that does not unduly restrict our personal affairs.

Of course, no concise set of rules can detail every circumstance in which they may apply, and doubts or uncertainties are bound to occur. In such cases you should seek the guidance and counsel of your immediate Supervisor or one of the Executives or Partners.





                                            T. M. Farley




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January '93                                                            A-3

CODE OF ETHICS

Introduction

The Code of Ethics reaffirms our basic policies of ethical conduct for Partners, Executives, and Employees of Brown Brothers Harriman & Co.

The foundation of the Code consists of basic standards in the areas of:

1. Honesty and candor in our activities, including observance of the spirit, as well as the letter, of the law;

2. Evidence of conflicts between personal interests and the interests of the firm, and the appearance of such conflicts; and

3. Maintenance of our reputation and avoidance of activities which might reflect adversely on the firm.

Confidential Information

Partners, Executives, and Employees may become privy to confidential Information not generally available to the public concerning the affairs and business transactions of the firm, its former, present, and prospective clients, and individuals in the firm. Safeguarding confidential information is essential to the conduct of the firm's business. Therefore, caution and discretion are required in the use of such information, and in sharing it only with those who have legitimate need to know.

Under most circumstances, information concerning a client may not be released to
third  parties  without  the  expressed   permission  of  the  client  or  under
appropriate legal process.



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A-4                                                           January `93

         There is a long-standing practice of the exchange of information relating to the extension of credit. This exchange is covered by the Robert Morris Association Code of Ethics for Exchange of Credit
         Information. All other requests for information concerning a client, other than legal process, should be referred to your supervising Partner. Requests pursuant to legal process, such as subpoenas or court orders, should be referred to the Treasurer or, in the Boston Office, the Operations Manager.

         Confidential Information obtained as a result of employment with the firm is not to be used for the purpose of furthering any private interest or as a means of making any personal gain.

         While the firm's activities require the free flow of information throughout the firm, confidential information concerning clients of the firm available to one department of the firm should be communicated to other departments only when there exists a legitimate business to know. In particular, confidential information concerning a corporation is not to be communicated by Partners, Executives, or Employees who perform any commercial banking or lending functions to Partners, Executives, or Employees who perform investment or corporate finance functions, nor shall Partners, Executives, or Employees who perform investment or corporate finance functions request such information from other departments of the firm.

         Personal Finance

         Personal finances should be managed in a manner consistent with employment in a financial institution.



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         July `94                                                      A-5

         This obligation requires the exercise of prudence in the making of personal investments and the avoidance of clearly speculative transactions as well as specific situations which might influence judgments made or advice given on behalf of the firm in the course of business.

         Partners, Executives, and Employees, and members of their immediate families are free to invest in securities at their discretion. However, opening or maintaining any kind of securities account requires the authorization of the firm. Margin accounts are not permitted. In addition, care must be exercised to insure that investments do not involve, or appear to involve, conflicts of interests with our clients or the use of confidential information.

         More particularly, Partners, Executives, and Employees, and members of their immediate families must not purchase or sell any security of their own account, or for any account in which they have a beneficial interest, while it remains on the firm's Restricted List. Employees must have all potential securities transactions in U.S. equities, convertibles or derivative securities approved by the Compliance Division of the Treasurer's Department in the New York office prior to placing their orders.

         Partners, Executives, and Employees should borrow money only from reputable organizations which regularly lend money to individuals. Borrowings from any financial institution, including correspondent banks, however, must not involve favored treatment of any kind. Thus, such borrowings should be obtained on substantially the same terms and conditions, including rate of interest; prevailing at the time for comparable loans to other borrowers.


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         A-6                                                  July `94

         In addition, Executives must report the status of their borrowing once each year to the Managing Partner and any additional borrowing during the year as it occurs.

         Personal Remuneration
         Partners, Executives, and Employees, and their immediate families may not solicit, accept, or retain any personal remuneration from any client of the firm or from any individual or organization doing or seeking to do business with the firm. In this context, personal remuneration includes any type of gift, gratuity, favor, service, loan, fee, or compensation, or anything of monetary value.

         Specific exception to this prohibition is made if there is no, and there appears to be no, reasonable likelihood of improper influence on the individual's performance of duties on behalf of the firm and if the personal remuneration involves normal business courtesies, non-cash gifts of less than $50 value, gifts received because of social relationships entirely apart from any business relationship, or fees received from an organization in which the individual's membership has been approved by the firm. Under no circumstances may anyone accept a cash gratuity, regardless of amount.

         Special care must be exercised in determining whether a particular instance of personal remuneration is permissible in view of the limited exceptions. Therefore, any question as to whether such an instance might be construed as improperly influencing one's duties or whether it falls into one of the above categories must be referred promptly to the Executive's or Employee's supervisor.




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         January '93                                                   A-7

         Business Conduct

         The activities of the firm must always be in full compliance with the spirit, as well as the letter, of all applicable laws and regulations. When any question arises as to any law or regulation, the Treasurer's office should be consulted first. If necessary, appropriate outside counsel can then be consulted.

         The integrity of the records of the firm is essential. Executives and Employees responsible for keeping any books, records, and accounts for the firm are required to record all entries based upon proper supporting documents so that records of the firm are maintained in reasonable detail.

         Executives and Employees are expected to keep their supervisors fully informed of all matters pertinent to the firm's affairs and business activities with the view to ensuring that senior management will be fully informed on a timely basis as to all such matters. In dealing with the firm's internal or independent auditors or attorneys, complete candor and cooperation is essential.

         Discovery of events of a questionable, fraudulent or illegal nature or those which are in violation of this Code of Ethics should be reported immediately to one's supervisor. If such instances involve the Executive's or Employee's supervisor









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         A-8                                                  January `93
         or another person in management, the matter should be reported directly to one of the Senior Executives or Partners. These matters will be treated in confidence and with discretion. Failure to report such events constitutes a violation of this Code.

         Outside Activities
         The firm discourages outside employment. No outside employment will be approved which might reflect adversely on the firm or which will
         encroach  upon  working  time,   interfere  with  regular  duties,   or
         necessitate such long hours as to affect working effectiveness. In those instances where outside employment is determined to be justified by the firm, the individual involved must obtain prior written approval from his or her department head and the Personnel Manager. Becoming a director or trustee of an outside organization also requires Partner approval.

         The firm encourages individual participation by its Partners, Executives, and Employees in political and civic activities conducted outside of business hours. However, Partner approval is required before anyone becomes a candidate for public office, elective or appointive.

         Administration of the Code

         This Code supplements, but does not supplant, the firm's Rules of Conduct, personnel policies, and other policies, and the rules and regulations of outside regulatory bodies.

         Violation of any provision of the Code of Ethics constitutes grounds for disciplinary action, up to and including termination of employment.


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         January '93                                                   A-9

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                                               Policy No.:     4.28
          Policy Manual
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                                              Date:              March 10, 2000

         SECURITIES: Employee Trading         Authority:         EJWilliams

                                              Page:              1 of 9
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       Final Version.  For departmental circulation and filing in Policy Manual.

DISTRIBUTION:              ALL EMPLOYEES
                           OUT-OF-TOWN OFFICES

          New York Stock Exchange Rule 342.21 requires all member firms to review all securities trading activities transacted for the accounts of members, allied members, employees, and their family members. Family members are defined to include spouses (including significant others), dependent children, and any other household relatives. Employee accounts are defined to include any account in which a member, allied member, employee or family member has an interest or has the power, directly or indirectly, to make investment decisions. This definition should be construed in the broadest sense and includes all partners and employees in all offices and subsidiaries, both domestic and foreign.

          Rule 407 of the New York Stock Exchange requires members, allied members and employees to obtain the written consent of their employer prior to opening an account at another member firm. This includes accounts for family members as that term is described above. At BBH & Co., that approval must be obtained from the Compliance Division of the Treasurer's Department and this approval covers all brokerage accounts, both in the United States and abroad. For your guidance, the rule reads as follows:

          "Rule 407 a. No member or member organization shall, without the prior written consent of the employer, open a securities or commodities account or execute any transaction in which a member, allied member or employee associated with another member or member organization or an employee of the Exchange is directly or indirectly interested.

          In connection with accounts or transactions of members, allied members and employees associated with another member or member organization, duplicate confirmations and account statements shall be sent promptly to the employer.

b. No member, allied member or employee associated with a member or member organization shall have a securities or commodities account with respect to which such person has a financial interest or the power, directly or indirectly, to make investment decisions, at another member or member organization, or a domestic or foreign non-member broker-dealer, investment adviser, bank or other financial institution without the prior written consent of another person designated by the member or member organization under Rule 342(b)(1) to sign such consents and review such accounts.




                  Persons having accounts referred to above shall arrange for duplicate confirmations and monthly statements of said accounts to be sent to another person designated by the member or member organization under Rule 342(b)(1) to review such accounts."

          Beyond Exchange requirements, Firm policy requires that employees advise the Compliance Division by memorandum of investments transacted through banks, insurance companies or other organizations which are not required to report such transactions to the employee's firm. This includes among other things, private placements, limited partnerships and the purchase of shares through dividend re-investment plans in excess of the declared dividend as well as the sale of shares through dividend re-investment plans.

          Prior to opening an Employee Account at an outside brokerage firm, approval must be obtained either from the Compliance Division or, in the case of London, the Branch Manager. Once approved, a letter to the brokerage firm granting permission for the opening of an account will be prepared and mailed by the Compliance Division. In the case of London employees, copies of statements and confirmations must be sent to both the London Branch Manager and the New York Compliance Division.

           In those cases where local law prohibits brokerage firms from forwarding confirmations and statements to the Compliance Division, the Partner or employee is expected to so advise Compliance and take on the responsibility to forward copies of these statements and confirmations. Failure to comply with this requirement will not be tolerated.

          The review of employee trading will be conducted by the Compliance Division in New York for all partners and employees of the bank at all offices, branches and subsidiaries, both domestic and foreign.

Securities Transactions By Employees and Conflicts of Interest

          As a bank, custodian, investment adviser and member of the major securities exchanges, Brown Brothers Harriman & Co. (BBH & Co.) has a fiduciary relationship with its clients. The firm's first responsibility is to safeguard and promote the best interests of its clients.

          Partners and employees should exercise particular care in making purchases and sales of securities to avoid a conflict of interest with clients. It is the individual responsibility of each partner or employee to refrain from market activity if a conflict with the interest of a client might result. This includes, among other things, trading in anticipation of or immediately after a rating change by BBH & Co. for a security followed by either the Research Department or any of the research areas associated with the investment advisory areas. It should be emphasized that this standard of conduct also applies to family members of partners and employees.

          The ethical considerations are most important among Firm personnel who participate in making the recommendation or have any pre-publication knowledge of it. Such personnel clearly should refrain from any action in contemplation of the report, such as making a transaction for their own account, or for accounts in which they have an interest or discretion, or passing on advance information concerning the report to clients or other persons outside the firm.

          When trading marketable securities for their own or related accounts, it is the responsibility of all partners and employees to be familiar with and comply with Policy 4.49, Chinese Wall Policies. It must be remembered that front running research recommendations and trading on inside information are not the only concerns when partners or employees contemplate personal securities transactions. Any strategy that may infringe on a client's interest, such as front running client trades, using Deliver & Receive (D&R) activity to make investment decisions, etc., are also considered unacceptable practices. In the case of those individuals involved in the management of The 59 Wall Street Funds and Portfolios, there are additional restrictions on trading activities as outlined in Exhibit "A" attached.

NYSE Floor Brokers

          The NYSE Floor Brokers are subject to the same employee trading restrictions as all other members of BBH & Co.. They are required to enter their orders either through BBH & Co. or an account at another broker. They are prohibited from executing trades on the floor for their own account, subsequently assigning the order to the member firm where their securities accounts are located.

          Should the Floor Broker execute transactions on behalf of other NYSE member firms, they must notify the head of Equity Trading and/or the Compliance Division. They must retain the order ticket for retention as required in the NYSE Books and Records rules and provide the firm in whose behalf the order was executed the "Report of Execution".

Pre-Approval of Securities Transactions

          All partners and employees in all offices and subsidiaries, both domestic and foreign must have all contemplated securities* transactions, both purchase and sales, both domestic and foreign, whether traded in the U.S. or abroad for themselves (but not their family members or discretionary accounts as described below) or the accounts they have investment control over pre-approved by the Compliance Division in New York. This is to insure that trades in securities on the Watch List, the New Names List or the Restricted List (See Policy 4.49, Chinese Wall Policy, for a description of these lists) are properly reviewed and approved, where appropriate, before they are executed. It is the responsibility of the partner or employee to obtain pre-approval prior to entering any orders through an outside broker. If the order is to be entered through BBH & Co., the BBH & Co. account executive will obtain Compliance pre-approval on behalf of the partner or employee. Requests for pre-approval by NON-BBH personnel will not be accepted.

          When requesting pre-approval, the partner, employee or BBH & Co. account executive must supply the name of the employee, the name of the account, the name and class of the security involved, the size of the order, whether it is a purchase or sale, the name of the executing broker. Pre-approvals are good for the day they are received only. Occasionally, in exceptional cases, a period of up to five days may be granted for "Good Until Cancelled" orders. However, should this privilege begin to be abused, it will be revoked. It is purely at the discretion of Compliance. Additionally, should a particular security be placed on one of the Control Lists, BBH & Co. reserves the right to revoke, with notice, the pre-approval of any trade not yet executed. Exceptions from the pre-approval process will be granted to those individuals who have discretionary accounts at another member firm as well as to those individuals who can demonstrate that they do not have the power to influence the investment decisions of their accounts at another member firm. Copies of the relevant documents must be provided to the Compliance Division when requesting the exemption. While we do not require preapproval for discretionary accounts or family related accounts, Compliance reserves the right to contact the partner, employee, family member or brokers for trades that appear to violate this policy.

          Any failure to have trades pre-approved will be investigated and documented as to the reason for such failure and the person counseled to prevent further mishaps. Repeated violation of the policy will not be permitted.

          Preapproval of a transaction does not permit partners or employees to violate their ethical responsibility to our clients. Preapproval will not protect someone from the restrictions contained in Exhibit A, front running client trades, misuse of knowledge of D&R activity or using or trading based on other information obtained from BBH & Co.'s relationship with our clients. It will also not protect employees from entering trades based on research activity not yet conveyed to the Compliance Division by the appropriate entities. Information concerning these activities would not necessarily be known to Compliance at the time a trade is preapproved. Apparent violation of clients' interests will be investigated and proven incidents will not be tolerated or excused.

Prohibited Accounts and Transactions

          There are a number of types of transactions and accounts that partners, employees and their family members are prohibited to have or engage in, by firm policy, whether they are done at BBH & Co. or with an outside brokerage firm or with any other financial institution. These include:

         1   -    Purchase or selling securities on margin.

         2   -    Participating in short sales.

         3   -    Participating in Initial Public Offerings (IPO's) while still in subscription.

         4   -    Opening or maintaining a commodities account.

         5. "Free stock" offerings presented on the Internet. These are illegal unregistered public offerings of securities.

          It is important that the guidelines outlined in this policy be strictly observed by all members of our organization in handling their personal investments to prevent conflicts of interest and embarrassment.

          This supersedes Policy 4.28, "SECURITIES: Employee Trading, dated June 10, 1999, which should be removed from the manual and destroyed.

         You should also refer to the most current version of Policy No. 4.49, "Chinese Wall: Policies and Procedures".



* * * * *

"Security" means any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put , call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for , receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

However, "Security" shall not include direct obligation of the Government of the United States, bankers' acceptances, bank certificates of deposits, commercial paper and high quality short-term debt instruments, including repurchase agreements, and share issued by open-end mutual funds.